Exhibit 14

SELECT PRICING SYSTEM

AMENDED AND RESTATED PLAN PURSUANT TO RULE 18f-3 UNDER THE

INVESTMENT COMPANY ACT

The mutual funds participating in the Select Pricing System (individually a “Fund” and, collectively, the “Funds”) may offer Investor A, Investor A1, Investor B, Investor B1, Investor C, Investor C1, Investor C2, Institutional, Service, Class K and Class R shares as follows:

Account Maintenance/Service and Distribution Fees

Investor A, Investor A1, Investor B, Investor B1, Investor C, Investor C1, Investor C2, Service and Class R shares bear the expenses of the ongoing account maintenance/service fees applicable to the particular Class. Investor B, Investor B1, Investor C, Investor C1, Investor C2 and Class R shares bear the expenses of the ongoing distribution fees applicable to the particular Class. Specific shareholders within a Class may be subject to initial or contingent deferred sales charges. The ongoing account maintenance/service fees, the ongoing distribution fees and the initial or contingent deferred sales charges applicable to a particular Class are as set forth in each Fund’s current prospectus and statement of additional information (together, the “prospectus”).

Transfer Agency Expenses

Each Class shall bear any incremental transfer agency cost applicable to the particular Class.

Voting Rights

Each Class has exclusive voting rights on any matter submitted to shareholders that relates solely to its account maintenance/service fees or ongoing distribution fees, as may be applicable except that Investor B and Investor B1 shareholders may vote on certain changes to the ongoing fees paid by Investor A and Investor A1 shares, respectively, and Investor C, Investor C1 and Investor C2 shareholders may vote on certain changes to the ongoing fees paid by Investor A shares. Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

Dividends

Dividends paid on each Class will be calculated in the same manner at the same time and will differ only to the extent that any account maintenance/service fee, any distribution fee and any incremental transfer agency cost relates to a particular Class.

Conversion Features

Holders of Investor B and Investor B1 shares will have such conversion features to Investor A and Investor A1 shares, respectively, as set forth in each Fund’s current prospectus. Conversion features may vary among holders of Investor B and Investor B1 shares.

Holders of Investor C, Investor C1 and Investor C2 shares will have such conversion features to Investor A shares as set forth in each Fund’s current prospectus.

Amended November 8, 2018